Exhibit 10.9

SEATTLE GENETICS, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT FOR NON-US PARTICIPANTS
THIS STOCK OPTION AGREEMENT (the "Agreement") dated %%OPTION_DATE,'MM/DD/YYYY'%-% ("Grant Date") between Seattle Genetics, Inc., a Delaware corporation (the "Company"), and %%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-% ("Optionee"), is entered into as follows:
WITNESSETH:
WHEREAS, the Company has established the Amended and Restated 2007 Equity Incentive Plan (the "Plan"); and
WHEREAS, the Compensation Committee of the Board of Directors of the Company or its delegates (the "Committee") has determined that Optionee shall be granted an option under the Plan as hereinafter set forth;
The parties hereby agree that the Company grants, effective as of the Grant Date, Optionee a Nonstatutory Stock Option (this "Option") to purchase %%TOTAL_SHARES_GRANTED,'999,999,999'%-% shares of its $0.001 par value Common Stock (the "Shares") upon the terms and conditions set forth in this Agreement (including any special terms and conditions for Optionee’s country set forth in the attached appendix (the “Appendix”)).
1.     Plan Award. This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.

2.     Exercise Price. The exercise price applicable to this Option (meaning, the price Optionee must pay in order to purchase any Shares hereunder) shall be %%OPTION_PRICE,'$999,999,999.99'%-% per Share.

3.     Vesting and Exercise of Option. Subject to Optionee's not experiencing a Termination of Employment during the following vesting period, Optionee shall vest in and earn the right to exercise this Option as follows: One-fourth (1/4th) of the total number of Shares subject to the Option shall vest on the first anniversary of the earlier of the Grant Date or the Vesting Commencement Date, if any, and one thirty-sixth (1/36th) of the remaining Shares subject to the Option shall vest each month thereafter until all Shares are fully vested. By accepting the grant of this Option, Optionee acknowledges and agrees that the terms set forth in this Section 3 supersede any contrary terms regarding the vesting of this Option set forth in any notice or other communication that Optionee receives from, or that is displayed by, E*TRADE or other third party designated by the Company. This Option may be exercised in whole or in part.

Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event of Optionee's Termination of Employment as a result of Optionee's death or Disability, the vesting and exercisability of this Option shall accelerate such that this Option shall become

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vested and exercisable as to an additional twelve (12) months, effective as of the date of such Termination of Employment, to the extent that this Option is outstanding on such date.

4.     Expiration. This Option will expire ten (10) years from the Grant Date, unless sooner terminated or canceled in accordance with the provisions of the Plan. This means that (subject to the continuing service requirement set forth in Section 3 above and subject to earlier termination upon certain other events as set forth in the Plan) this Option must be exercised, if at all, on or before %%EXPIRE_DATE_PERIOD1,'MM/DD/YYYY'%-% (the "Expiration Date"). If this Option expires on a stock exchange holiday or weekend day, this Option will expire on the last trading day prior to the holiday or weekend. Optionee shall be solely responsible for exercising this Option, if at all, prior to its Expiration Date. The Company shall have no obligation to notify Optionee of this Option's expiration.

5.     Exercise Mechanics. This Option may be exercised by delivering to the Stock Plan Administrator at the Company's head office a written or electronic notice stating the number of Shares as to which the Option is exercised or by any other method the Committee has approved. The notice must be accompanied by the payment of the full Option exercise price of such Shares. Exercise shall not be deemed to have occurred unless and until Optionee has delivered to the Company (or its authorized representative) an approved notice of exercise, full payment of the exercise price for the Shares being exercised and payment of any applicable withholding taxes in accordance with Section 8 below. Payment of the Option exercise price may be in cash (including check or wire transfer); through an approved cashless-brokered exercise program, with shares of the Company's Common Stock (subject to the Company's discretion to withhold approval for such payment method at any time); cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate fair market value that does not exceed the aggregate exercise price, provided the Company shall accept a cash or other payment from Optionee to the extent of any remaining balance of the exercise price not satisfied by such reduction in the number of whole Shares to be issued or a combination thereof to the extent permissible under Applicable Law; provided, however, that any permitted method of payment shall be in strict compliance with all procedural rules established by the Committee.

6.     Termination of Employment. All rights of Optionee in this Option, to the extent that it has not previously become vested and been exercised, shall terminate upon Optionee's Termination of Employment except as set forth in this Section 6. The portion of the Option that relates to any Shares that were unvested and unexercisable as of the date of Optionee's Termination of Employment shall terminate and expire effective immediately upon such date. With respect to the vested and exercisable portion of the Option, and subject to the final sentence of this Section 6:

(i)    In the event of Termination of Employment other than as a result of Optionee's death, Disability or Retirement (as defined below), Optionee shall have three months from the date of such Termination of Employment to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment; provided, however, that (A) if during any part of such three month period, the Option is not exercisable

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because the issuance of the Shares would violate the registration requirements under the Securities Act (or other applicable securities laws in the case of Optionees not subject to U.S. securities laws), the Option shall not expire until the Option shall have been exercisable for an aggregate of three months after the date of Termination of Employment (but in no event may the Option be exercised more than one year after the date of Termination of Employment), and (B) if during any part of such three month period, the Shares issued upon exercise of the Option may not be sold because Optionee has material nonpublic information regarding the Company or is otherwise subject to a trading blackout period under the Company’s Insider Trading Policy, the Option shall not expire until Optionee shall have had an aggregate of three months after the date of Termination of Employment during which Optionee can sell the Shares without being subject to such restrictions arising under insider trading laws or Company policy (but in no event may the Option be exercised more than one year after the date of Termination of Employment);

(ii)    In the event of Termination of Employment as a result of Optionee's Disability, Optionee shall have 12 months from the date of such Termination of Employment to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment;

(iii)    In the event of Termination of Employment as a result of Optionee’s death or in the event of Optionee’s death within 30 days following Optionee’s Termination of Employment, Optionee’s estate, any person who acquired the right to exercise the Option by bequest or inheritance, or any person designated to exercise the Option upon Optionee's death shall have 12 months following Optionee’s death to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Optionee’s death; and

(iv)    In the event of Termination of Employment as a result of Optionee’s Retirement (as defined below), Optionee shall have 12 months from the date of such Termination of Employment to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment.

Notwithstanding the above, in no event may an Option be exercised, even as to vested and otherwise exercisable Shares, after the Expiration Date set forth in Section 4 above.

“Retirement” means Optionee’s voluntary Termination of Employment, other than as a result of Optionee’s death, Disability or Termination of Employment for Cause, after the attainment of age 55, provided that Optionee has been an Employee for at least ten years and the combination of Optionee’s age and his or her length of service as an Employee together is equal to at least 65. For clarity, (1) if Optionee has a Termination of Employment at age 55 and has been an Employee for less than 10 years, such Termination of Employment will not constitute Retirement and (2) if Optionee has a Termination of Employment at age 65 and has been an Employee for less than ten years, such Termination of Employment will not constitute Retirement. Notwithstanding anything to the contrary in the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment (i.e., 12 month exercise period from the date of Termination of Employment) that applies to the Option in the event of your Retirement being

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deemed unlawful and/or discriminatory, the provisions of the Agreement regarding the treatment of the Option in the event of your Retirement shall not be applicable to you.

7.     Transferability. This Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and is exercisable only by Optionee during Optionee’s lifetime.

8.     Tax Matters. Regardless of any action the Company or Optionee's employer (the "Employer") takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Optionee's responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and receipt of any dividends; and (ii) do not commit to structure the terms or the grant or any aspect of this Option to reduce or eliminate Optionee's liability for Tax-Related Items. Prior to the exercise of this Option, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from Optionee's wages or other cash compensation paid to Optionee by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under Applicable Laws, the Company may (but shall not be obligated to): (1) sell or arrange for the sale of Shares that Optionee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares to meet the withholding obligation for Tax-Related Items, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount (or such other amount as may be permitted while still avoiding classification of this Option as a liability for financial accounting purposes). In addition, Optionee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee's participation in the Plan or Optionee's purchase of Shares that cannot be satisfied by the means previously described, and if Optionee does not otherwise so pay the Company or the Employer, then the Company or the Employer may withhold amounts from Optionee's cash compensation to satisfy such withholding obligation. The Company may refuse to honor the exercise and refuse to deliver the Shares if Optionee fails to comply with Optionee's obligations in connection with the Tax-Related Items (including if Optionee's cash compensation is not sufficient to satisfy such obligations). Although Optionee is being provided in the Plan prospectus a description of certain tax consequences of transactions related to the Option, Optionee remains responsible for all such tax consequences and the Company shall not be deemed to provide any individual tax advice with respect thereto.

9.     Optionee Acknowledgements. By accepting the grant of this Option, Optionee acknowledges and agrees that the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement. Optionee acknowledges that all decisions with respect to future grants, if any, will be at the sole discretion of the

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Company. Optionee's participation in the Plan shall not create a right to employment with Employer and shall not interfere with the ability of Employer to terminate Optionee's employment relationship. Optionee agrees that this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer prior to the Grant Date, and is outside the scope of Optionee's employment contract, if any. This Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law. In the event that Optionee is not an employee of the Company, this Option grant will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Subsidiary or Affiliate of the Company. Optionee acknowledges that the future value of the underlying Shares is unknown, may increase or decrease in the future, and cannot be predicted with certainty. In consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or Shares purchased through exercise of this Option resulting from Optionee's Termination of Employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of Applicable Laws). Optionee acknowledges that none of the Company, the Employer or any Subsidiary or Affiliate of the Company shall be liable for any foreign exchange rate fluctuations between Optionee’s local currency and the United States Dollar that may affect the value of this Option or of any amounts due to Optionee pursuant to the exercise of this Option or the subsequent sale of the Shares acquired upon exercise.

10.     Data Transfer. Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee's personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Optionee's participation in the Plan. Optionee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Optionee's favor for the purpose of implementing, managing and administering the Plan ("Data"). Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee's country or elsewhere and that the recipient country may have different data privacy laws and protections than Optionee's country. Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Stock Plan Administrator. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee's participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon the exercise of this Option. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. Optionee may, at any time, view Data, request

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additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. Optionee understands that refusing or withdrawing consent may affect Optionee's ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, Optionee may contact the Stock Plan Administrator at the Company.

11.     Copies of Plan Materials. Optionee acknowledges that Optionee has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the Company's website at http://www.seattlegenetics.com/news/index.htm. Optionee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Stock Plan Administrator.

12.    Insider Trading Restrictions/Market Abuse Laws. Optionee acknowledges that, depending on Optionee’s country, Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect Optionee’s ability to acquire or sell the Shares under the Plan during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws in Optionee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Optionee acknowledges that it is Optionee’s responsibility to comply with any applicable restrictions, and Optionee is advised to speak to a personal advisor on this matter.

13.    Appendix. Notwithstanding any provisions in this Agreement, this Option shall be subject to the special terms and conditions for Optionee’s country set forth in the Appendix attached to this Agreement. Moreover, if Optionee relocates to one of the countries included therein, the terms and conditions for such country will apply to Optionee to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

14.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on any Shares purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.    Entire Agreement; Plan Controls. The Plan is incorporated herein by reference. The Plan and this Agreement (including the Appendix) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, with the exception of any arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein. Except as otherwise provided in the Plan, this Agreement may not be modified adversely to Optionee's interest except by means of a writing signed by the Company and Optionee. This Agreement is governed by the laws of the state of Delaware. In

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the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this Agreement are contained in the Plan.

Optionee’s electronic acceptance shall signify Optionee’s execution of this Agreement and understanding that this Option is granted and governed under the terms and conditions set forth herein.

SEATTLE GENETICS, INC. /s/ Clay B. Siegall Clay B. Siegall President & CEO

PLEASE PRINT AND RETAIN THIS AGREEMENT FOR YOUR RECORDS

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SEATTLE GENETICS, INC.
APPENDIX TO STOCK OPTION AGREEMENT FOR NON-US PARTICIPANTS
Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or in the Agreement.
Terms and Conditions
This Appendix includes additional terms and conditions that govern this Option if Optionee resides and/or works in one of the countries listed below.
Notifications
This Appendix may also include information regarding exchange controls and certain other issues of which Optionee should be aware with respect to participation in the Plan. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Optionee not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time Optionee exercises this Option or sells Shares acquired under the Plan.
General
If Optionee is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Optionee is currently residing and/or working, or if Optionee relocates to another country after the grant of this Option, the special terms and conditions/notifications contained herein may not be applicable in the same manner.

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CANADA
Terms and Conditions
Method of Payment. Notwithstanding Section 5 of the Agreement, Optionee is prohibited from paying the exercise price applicable to this Option using Shares or by a cashless “net exercise” arrangement.
The following provisions apply only if you reside in Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Agreement as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Agreement»), ainsi que cette Annexe, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Notifications
Securities Law Information. Optionee understands that Optionee is permitted to sell Shares acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares acquired pursuant to the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed, and the Company is not a reporting issuer in any jurisdiction of Canada at the time of sale.
Foreign Asset/Account Reporting Information. If Optionee is a Canadian resident, Optionee may be required to report foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year. Foreign property includes Shares acquired under the Plan and may include this Option. The form T1135 generally must be filed by April 30 of the following year. Optionee should consult with a personal advisor to ensure compliance with the applicable reporting requirements.
SWITZERLAND
Terms and Conditions
Grant of the Option. The Option granted to a Swiss Optionee is a voluntary gratuity (Gratifikation) as determined at the Company's sole discretion which the Optionee has no entitlement to and which does not constitute an entitlement of the Optionee for a grant of further Options in the future.

Language Acknowledgement. Optionee confirms having read and understood the documents relating to the Plan, including the Option Agreement and all terms and conditions included therein, which were provided in the English language only. Optionee confirms having sufficient language capabilities to understand these terms and conditions in full.

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Du bestätigst, dass du den Plan sowie die dazugehörigen Dokumente, inklusive der Vereinbarung, mit all den darin enthaltenen Bedingungen und Voraussetzungen, welche in englischer Sprache verfasst sind, gelesen und verstanden hast. Du bestätigst dass Deine Sprachkenntnisse genügend sind, um die Bedingungen und Voraussetzungen zu verstehen.

Notifications
Securities Law Information. Optionee acknowledges that the Plan is not intended to be publicly offered in or from Switzerland. Neither the Agreement nor any other materials relating to this Option constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither the Agreement nor any other materials relating to this Option may be publicly distributed nor otherwise made publicly available in Switzerland.

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